Exhibit 27(l) – Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” in the Statement of Additional Information, dated May 1, 2026, and included in this Post-Effective Amendment No. 1 to the Registration Statement Form N-4, File No. 333-278456 of Voya Retirement Insurance and Annuity Company (the “Registration Statement”).

We also consent to the use of our report dated March 6, 2026, with respect to the consolidated financial statements and supplemental schedules of Voya Retirement Insurance and Annuity Company, for the year ended December 31, 2025, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, GA April 29, 2026